                                                           EXHIBIT 10.11

                       SUPPLEMENTAL RETIREMENT AGREEMENT


         THIS AGREEMENT, made as of the   12th    day of April, 1989, by and
between AMERICAN GENERAL CORPORATION, a Texas corporation with principal executive offices in Houston, Texas ("Company") and HAROLD S. HOOK, of Houston, Harris County, Texas ("Hook");

                              W I T N E S S E T H:

         WHEREAS, Hook has been employed by the Company for a long and valuable career of executive service to the Company, including over ten years as chief executive officer of the Company; and

         WHEREAS, the Company desires to reward such past service and to encourage and reward the continued employment of Hook with the Company until his retirement and to promote his devotion to his duties on behalf of the Company without uncertainty or concern as to the retirement income security of him and his spouse; and

         WHEREAS, the Company desires to promote and enable timely retirement and orderly succession with respect to the office of chief executive officer of the Company; and

         WHEREAS, the Company desires to facilitate the foregoing by providing for Hook a separate contractual supplement to the basic Company retirement program;

         NOW, THEREFORE, the Company and Hook hereby agree as follows:

         1. Retirement Benefit. Subject to the terms and conditions of this Agreement, the Company shall pay to Hook as a supplemental retirement benefit a monthly amount equal to (a) minus (b), where

         (a) equals 55% of Hook's Average Monthly Compensation, within the meaning of that term as used in the Restated American General Retirement Plan ("Basic Plan") as in effect on the date of this Agreement but without any limitation on the maximum dollar amount of compensation considered in determining Average Monthly Compensation under the Basic Plan; and

         (b) equals the aggregate monthly retirement benefit (expressed in the form of a joint and two-thirds survivor annuity for Hook and his spouse at the relevant date) to which Hook is actually entitled under the Basic Plan, any other qualified defined benefit pension plan maintained by the Company or its affiliates and any nonqualified supplemental retirement plan maintained by the Company or its affiliates (including, but not limited to, the Restoration of Retirement Income Plan for Certain

                 Employees Participating in the Restated American
                 General Retirement Plan). This amount (b) shall not include amounts payable under any defined contribution plan of the Company or its affiliates (including, but not limited to, the American General Thrift and Incentive Plan and Supplemental Thrift Plan).

         2. Retirement Date. The benefit amount determined in Paragraph 1 shall be payable upon Hook's retirement or other termination of employment with the Company at or after his attainment of age 62. If his retirement or other termination of employment occurs upon his attainment of age 60, the figure "50%" shall be substituted for the figure "55%" in Paragraph 1(a) in determining the benefit amount payable. If his retirement or other termination of employment with the Company occurs after his attainment of age 60 but prior to his attainment of age 62, the figure to be substituted for the figure "55%" in Paragraph 1(a) in determining the benefit amount payable shall be equal to 55% minus an amount equal to a Reduction Factor times 5%. The Reduction Factor shall be a fraction, the numerator of which is the number of full months by which Hook's retirement or other termination of employment with the Company precedes his attainment of age 62 and the denominator of which is 24. Except as otherwise provided in this Agreement, no supplemental retirement benefit shall be payable to or on behalf of Hook under this Agreement if his retirement or other termination of employment with the Company occurs prior to his attainment of age 60.

         3. Time and Form of Payment. The supplemental retirement benefit provided under this Agreement shall be payable monthly, beginning on the first day of the month following Hook's retirement or other termination of employment with the Company. The normal form of such benefit shall be an annuity payable to Hook for his lifetime and upon his death continuing to his surviving spouse, if any, for her lifetime in an amount equal to two-thirds of the amount payable during Hook's life. Hook may, prior to his retirement or other termination of employment with the Company, elect to have such supplemental retirement benefit paid in any other actuarially-equivalent form available under the Basic Plan and, in such case, the benefit amount payable shall be determined by using the actuarial factors then used under the qualified defined benefit plan of the Company; provided, however, that Hook may not elect any form of payment for such supplemental retirement benefit that would increase the amount payable during his lifetime under this Agreement.

         4. Death Benefit. If Hook dies after the commencement of the supplemental retirement benefit provided under this Agreement, the death benefit provided hereunder shall be that provided, if any, under the form of benefit then being paid. If Hook dies after his attainment of age 60 while employed by the Company and prior to commencement of the supplemental retirement benefit provided under this Agreement, his surviving spouse, if any, shall receive for her lifetime a death benefit equal to the two-thirds survivor annuity she would have received hereunder had Hook retired on the day before his death with the normal form of benefit in effect, beginning immediately.

         5. Disability Benefit. Notwithstanding anything to the contrary in this Agreement, any payments paid to Hook under any long term disability plan of the Company (to the extent such payments are attributable to Company contributions to the cost of such payments) shall reduce, dollar-for-dollar, the supplemental retirement benefits otherwise payable hereunder for the period for which such long term disability payments are made.

         6. Termination after Change of Control. Notwithstanding the last sentence of Paragraph 2, if Hook's employment with the Company terminates for any reason prior to his attainment of age 60 but after a Change of Control occurs, Hook will be considered to have remained in the employment of the Company until his attainment of age 60. In such case, upon his attainment of age 60, he will be deemed to have thereupon retired, and the supplemental retirement benefit provided under this Agreement will become payable. For purposes of this Paragraph 7, "Change of Control" shall have the meaning set forth in the Severance Agreement between Hook and the Company dated as of March 19, 1986, as amended.

         7. Independence of Benefit. The supplemental retirement benefit provided under this Agreement shall be in addition to any other amounts payable to or on behalf of Hook by the Company or under Company benefit plans or agreements (subject to the offsets specifically contained in this Agreement).

         8. Administration. This Agreement shall be interpreted and administered by the Compensation Committee of the Board of Directors of the Company.

         9. Affiliates. For purposes of this Agreement, the term "affiliates" shall mean any parent or subsidiary corporation (within the meaning of such terms as defined in section 425 of the Internal Revenue Code of 1986, as amended) of the Company.

         10. Employment. Hook shall be considered to be in the employment of the Company as long as he remains an employee of the Company or any of its affiliates. Nothing in this Agreement shall confer on Hook the right to continued employment by the Company or its affiliates or affect in any way the right of the Company or its affiliates to terminate his employment at any time.

         11. Nonassignable. No right, title, interest or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of Hook or any person claiming under him or be subject to seizure by any creditor of Hook or any person claiming under him. Neither Hook nor any person claiming under him shall have the power to anticipate, dispose of, assign or pledge any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear of the terms of this Agreement.

         12. Nature of Agreement. Nothing in this Agreement shall be deemed to create a trust. Hook shall have no security or other interest in any funds set aside by the Company to provide amounts payable pursuant to this Agreement. Any funds so set aside by the Company shall remain subject to the claims of general creditors of the Company, present and future. No payment shall be made under this Agreement unless the Company is then solvent. This Agreement shall constitute an unfunded, unsecured obligation of the Company to make payments in accordance with this Agreement.

         13. Binding Nature. This Agreement shall be binding upon the Company and any successor to the Company by merger, consolidation or other reorganization or acquisition.

         14. Amendment or Termination. This Agreement may not be amended or terminated without the written consent of Hook and the Company.

         15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                              AMERICAN GENERAL CORPORATION


                              By   /s/ MICHAEL J. POULOS
                                ___________________________
                                       Michael J. Poulos



                                   /s/ HAROLD S. HOOK
                                ___________________________
                                       Harold S. Hook